Exhibit 10.37
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 1, 2007 (the “Effective Date”), is hereby entered into in the State of Maryland by and between SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and SACHIKO KUNO, Ph.D. (“Employee”).
     WHEREAS, Employee is one of the founders of the Company and has been employed by the Company for some time, most recently as its President, Chairman of the Board of Directors and as a member of the Board of Directors, pursuant to the terms of an Employment Agreement effective as of June 16, 2006 and amended by Letter Agreement dated October 30, 2006;
     WHEREAS, Employee has voluntarily resigned from her positions with the Company as President, Chairman of its Board of Directors, and as a member of its Board of Directors effective May 31, 2007;
     WHEREAS, Employee possesses certain skills, experience or expertise which will be of continued value to the Company;
     WHEREAS, the parties acknowledge that Employee’s abilities and services are unique and will continue to significantly enhance the business prospects of the Company; and
     WHEREAS, in light of the foregoing, the Company desires to continue to employ Employee in a part-time capacity as Advisor, International Business Development, Founding CEO and Co-Founder, and Employee desires to accept such employment.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:
Article 1. Employment Agreement
     1.1 Employment and Duties
          The Company offers and Employee hereby accepts part-time employment with the Company for the Term (as hereinafter defined) as Advisor, International Business Development, Founding CEO and Co-Founder, and in connection therewith, agrees to perform such duties as Employee shall reasonably be assigned by President and CEO, Dr. Ryuji Ueno consistent with Employee’s working schedule of eight (8) hours per week. Employee hereby warrants and represents that Employee has no contractual commitments or other obligations to third parties inconsistent with Employee’s acceptance of this employment and performance of the obligations set forth in this Agreement. Employee shall perform such duties and carry out Employee’s responsibilities hereunder faithfully and to the best of Employee’s ability. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws.
Article 2. Employment Term
     2.1 Term
     The term of Employee’s employment hereunder (the “Term”) shall be deemed to commence on the Effective Date and shall end on the first anniversary of the Effective Date, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended for an additional period of one (1) year on each anniversary thereafter unless either party gives a written notice of non-renewal to the other party at least sixty (60) days prior to such anniversary.
     2.2 Survival on Merger or Acquisition
     In the event the Company is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees to use its best efforts to ensure that the transferee or surviving company shall assume and be bound by the provisions of this Agreement.
Article 3. Compensation and Benefits
     3.1 Compensation
     (a) Base Salary. The Company shall pay Employee a salary at an annual rate that is not less than Seventy-six Thousand Dollars ($76,000.00), to be paid in bi-weekly installments, in arrears (the “Base Salary”). Thereafter, the Base Salary will be reviewed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at least annually, and its recommendations shall be reviewed and approved by the independent members of the Board. Base Salary may, in the sole discretion of the independent Directors, be increased, but not decreased (unless mutually agreed by Employee and the Company).
     (b) Bonuses. Employee shall be eligible to receive an annual bonus award in recognition of Employee’s contributions to the success of the Company pursuant to the Company’s management incentive bonus program as it may be amended or modified from time to time. The bonus award shall be based on an annual incentive target of fifty percent (50%) of Employee’s Base Salary and determined by the Compensation Committee’s assessment of Employee’s achievement of annual objectives. The Compensation Committee’s recommendation shall be reviewed and approved by the independent members of the Board. The decision to make an award and the amount of any award shall be determined by the independent Directors, in their sole discretion.
     (c) Withholding Taxes. All compensation due to Employee shall be paid subject to withholding by the Company to ensure compliance with all applicable laws and regulations.
     3.2 Participation in Benefit Plans
     Based upon Employee’s part-time working schedule, Employee will not be eligible to participate in employee benefit plans or programs of the Company, except as expressly provided in this Agreement.
     3.3 Expenses
     The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of Employee’s duties under this Agreement. Employee shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular policies and procedures maintained by the Company from time to time.

     3.4 Parking
     During the Term, the Company shall either provide parking for Employee’s automobile at the Company’s expense or reimburse Employee for such expense.
Article 4. Termination of Employment
     4.1 Termination Upon Death or Disability
     This Agreement, and Employee’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Employee. In addition, if at any time during the Term, Employee shall become physically or mentally disabled (as determined by an independent physician competent to assess the condition at issue), whether totally or partially, so that Employee is unable substantially to perform Employee’s duties and services hereunder, with or without reasonable accommodation, for either (i) a period of sixty (60) consecutive calendar days, or (ii) ninety (90) consecutive or non-consecutive calendar days during any consecutive five (5) month period (the “Disability Date”), the Company may terminate this Agreement and Employee’s employment hereunder by written notice to Employee after the Disability Date (but before Employee has recovered from such disability).
     4.2 Company’s and Employee’s Right to Terminate
     This Agreement and Employee’s employment hereunder may be terminated at any time and for any reason by the Company or by Employee, upon thirty (30) days prior written notice to the other. In the event the Company should give Employee notice of termination, the Company may, at its option, elect to provide Employee with salary in lieu of Employee’s continued active employment during the notice period.

Article 5. Employment Covenants
     5.1 Definitions
     As used in this Article 5 of the Agreement, the following terms shall have the meaning set forth for each below:
     (a) “Affiliate” shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.
     (b) “Confidential Information” shall mean all confidential and proprietary information of the Company, its Predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, scientific or business information; processes; works of authorship; Inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding the Company’s current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics. Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any person; (ii)

Employee can verify by written records kept in the ordinary course of business was in Employee’s lawful possession prior to its disclosure to Employee; (iii) is received by Employee from a third party without a breach of an obligation of confidentiality owed by the third party to the Company and without the requirement that Employee keep such information confidential; or (iv) Employee is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction. If Employee is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Employee shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify, pursuant to Section 6.1 below, the Company; (b) at the Company’s expense, take all reasonable necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Employee shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Employee.
     (c) “Employee Work Product” shall mean all Confidential Information and Inventions conceived of, created, developed or prepared by Employee (whether individually or jointly with others) before or during Employee’s entire course of employment with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of the Company, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company or any of its Affiliates.

     (d) “Invention” shall mean any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.
     (e) “Predecessor” shall mean an entity, the major portion of the business and assets of which was acquired by another entity in a single transaction or in a series of related transactions.
     (f) “Trade Secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law applicable to this Agreement.
     5.2 Nondisclosure and Nonuse
     Employee acknowledges that prior to and during Employee’s entire course of employment with the Company, Employee has had and will have occasion to create, produce, obtain, gain access to or otherwise acquire, whether individually or jointly with others, Confidential Information. Accordingly, during the term of Employee’s employment with the Company and at all times thereafter, Employee shall keep secret and shall not, except for the Company’s benefit, disclose or otherwise make available to any person or entity or use, reproduce or commercialize, any Confidential Information, unless specifically authorized in advance by the Company in writing.

     5.3 Other Confidentiality Obligations
     Employee acknowledges that the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company. Employee hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.
     5.4 Return of Confidential Information
     At any time during Employee’s employment with the Company, upon the Company’s request, and in the event of Employee’s termination of employment with the Company for any reason whatsoever, Employee shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the “the Company Materials”) which is in Employee’s possession or under Employee’s control. Employee shall not remove any of the Company Materials from the Company’s business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Employee’s duties of employment. In the event of the termination of Employee’s employment for any reason whatsoever, Employee shall promptly sign and deliver to the Company a Termination Certificate in the form of Exhibit B attached hereto.
     5.5 Confidential Information of Others
     Employee represents that Employee’s performance of all the terms of this Agreement and Employee’s employment with the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data with regard to which Employee has obligations of confidentiality or nonuse, and Employee shall not disclose to the Company or cause the Company to use any such confidential proprietary information, knowledge or data belonging to any previous employer of Employee or other person, except as such disclosure or use may be authorized in writing by the previous employer or other person. Employee represents that Employee has not brought and will not bring to the Company or use at the Company any confidential materials or documents of any former employer or other person that are not generally available to the public, unless express written authorization for their possession and use has been obtained from such former employer or other person. Employee agrees not to enter into any agreement, whether written or oral, that conflicts with these obligations.
     5.6 Other Obligations
     The terms of this Section 5 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to the Company to which Employee may be subject relating to the protection of Confidential Information.
     5.7 Assignment of Confidential Information and Inventions; Works Made for Hire
     Employee hereby assigns to the Company all right, title and interest in all intellectual property, including any patent applications, trade secrets, know how, copyrights, software, or trademarks associated with the Employee Work Product and Confidential Information. Employee hereby acknowledges and agrees that all Employee Work Product subject to copyright protection constitutes “work made for hire” under United States copyright laws (17 U.S.C. § 101) and is owned exclusively by the Company. To the extent that title to any Employee Work Product subject to copyright protection does not constitute a “work for hire,”

and to the extent title to any other Employee Work Product does not, by operation of law or otherwise, vest in the Company, all right, title, and interest therein, including, without limitation, all copyrights, patents and trade secrets, and all copyrightable or patentable subject matter, are hereby irrevocably assigned to the Company. Employee shall promptly disclose to the Company in writing all Employee Work Product. Employee shall, without any additional compensation, execute and deliver all documents or instruments and give the Company all assistance it requires to transfer all right, title, and interest in any Employee Work Product to the Company; to vest in the Company good, valid and marketable title to such Employee Work Product; to perfect, by registration or otherwise, trademark, copyright and patent protection of the Company with respect to such Employee Work Product; and otherwise to protect the Company’s trade secret and proprietary interest in such Employee Work Product. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf, and to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 5.7 with the same legal force and effect as if executed by Employee.
     5.8 Representations
     Employee represents that, to the best of her knowledge, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Employee will not knowingly create any Invention which causes any such violation.

     5.9 Inventions, Intellectual Property and Equipment Not Transferred
     Employee has set forth on Exhibit C attached hereto a complete list and brief description of all Inventions, intellectual property and equipment located at the Company which is owned directly or indirectly by Employee and which shall not be transferred to the Company pursuant to this Agreement. Except as so listed, Employee agrees that she will not assert any rights under any intellectual property as having been made or acquired by Employee prior to being employed by the Company. The Company may, at its discretion, require detailed disclosures and materials demonstrating ownership of the intellectual property so listed.
     5.10 Effect of Patent Access Agreement
     Pursuant to the Patent Access Agreement among Sucampo AG (“SAG”), Sucampo Pharmaceuticals, Inc. (“SPI”), Sucampo Pharma, Ltd. (“SPL”), and Sucampo Pharma Europe, Ltd. (“SPE”), SAG has licensed certain of its patented technology and know-how to SPI, SPL, and SPE on an exclusive basis in their respective Territories (as that term is defined in the Patent Access Agreement). The Patent Access Agreement contains provisions pursuant to which patented technology or know-how owned by SAG is either (i) not licensed to SPI, SPL, or SPE, or (ii) if licensed by SAG to SPI, SPL, or SPE, will be transferred back or revert to SAG under certain circumstances. In the event that the provisions of this Agreement and the Patent Access Agreement conflict with respect to the transfer of or right to use any patented technology or know-how covered by the Patent Access Agreement, the parties agree that the provisions of the Patent Access Agreement shall control.

     5.11 Conflicting Employment
     During the Term, and without prior approval of the Board of Directors, Employee shall not directly or indirectly engage in any activity competitive with or adverse to the Company’s business or welfare.
     5.12 Covenant Not to Compete
     Employee agrees to be bound and abide by the following covenant not to compete:
     (a) Term and Scope. During Employee’s employment with the Company and for a period of twelve (12) months after Employee’s separation from employment for any reason whatsoever, Employee will not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product (as hereunder defined), except that Employee may accept employment with a Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Employee first certifies to the Company in writing that such prospective employer is a separate and distinct division of the Conflicting Organization and that Employee will not render services directly or indirectly in respect of any Conflicting Product. Such twelve (12) month time period shall be tolled during any period that Employee is engaged in activity in violation of this covenant.
     (b) Judicial Construction. Employee and the Company agree that, if the period of time or the scope of this Covenant Not to Compete shall be adjudged unreasonably overbroad in any court proceeding, then the period of time and/or scope shall be modified accordingly, so that this covenant may be enforced with respect to such services or geographic areas and during such period of time as is judged by the court to be reasonable.
     (c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     “Conflicting Product” means any product, method or process, system or service of any person or organization other than the Company that is the same as, similar to or interchangeable with any product, method or process, system or service involving prostones, prostone compounds or derivates, or any prostone-related technology.
     “Conflicting Organization” means any person or organization which is engaged in research on or development, production, marketing, licensing, selling, servicing or other commercialization of any Conflicting Product.
     5.13 Non-Solicitation
     For twelve (12) months after termination of employment with the Company for any reason, Employee shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person employed by the Company (as of the date of Employee’s termination) or any person who, as of the date of Employee’s termination, was in the process of being recruited by the Company, or induce any such employee to terminate his or her employment with the Company.

     5.14 Judicial Enforcement
     In the event of a breach or violation of any provision of this Article 5 by Employee, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and Employee hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.
Article 6. Miscellaneous
     6.1 Notices
     All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:
To Company:	Sucampo Pharmaceuticals, Inc. 4733 Bethesda Avenue, Suite 450 Bethesda, Maryland 20814 Attention: Chairperson, Board of Directors

To Employee:	Sachiko Kuno, Ph.D. 24687 Yacht Club Road St. Michael, Maryland 21663
All such notices, advances and communications shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of air courier, on the business day after the date when sent and (iii) in the case of mailing, on the third business day following such mailing.

     6.2 Headings
     The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.
     6.3 Modifications; Waiver
     No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.
     6.4 Entire Agreement
     This Agreement, together with the Exhibits hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, that certain agreement between Employee and the Company dated and effective as of June 16, 2006, as amended by letter agreement dated October 30, 2006.
     6.5 Severability
     Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.
     6.6 Controlling Law
     This Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.
     6.7 Arbitration
     Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of this Agreement. It is understood and agreed that, in the event the Company gives notice to Employee of termination for Cause and it should be finally determined in a subsequent arbitration that Employee’s termination was not for Cause as defined in this Agreement, then the remedy awarded to Employee shall be limited to such compensation and benefits as Employee would have received in the event of Employee’s termination other than for Cause at the same time as the original termination.
     6.8 Assignments
     Subject to obtaining Employee’s prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Employee agrees that this Agreement is personal to Employee and Employee’s rights and interest hereunder may not be assigned, nor may Employee’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.
     6.9 Read and Understood
     Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SUCAMPO PHARMACEUTICALS, INC.

By:	/s/ Ryuji Ueno

[NAME]
Its:	Chairperson, Board of Directors

/s/ Sachiko Kuno

SACHIKO KUNO, Ph.D.

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